BIO-AQUA SYSTEMS, INC.

                      1,380,000 SHARES CLASS A VOTING STOCK
                                       AND
               1,380,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


                          AGREEMENT AMONG UNDERWRITERS
                          ----------------------------


                                                                 August 26, 1999


Dear Ladies and Gentlemen:

         We wish to confirm our agreement among you, the undersigned, and the other underwriters set forth on Schedule A attached hereto (collectively, the "Underwriters") with respect to the purchase by the Underwriters severally from Bio-Aqua, Systems Inc., a Florida corporation (the "Company"), of up to 1,380,000 shares of Class A Voting Stock par value $.0001 at $5.00 per share ("Stock") and 1,380,000 Redeemable Common Stock Purchase Warrants at $0.125 per Warrant ("Warrants") (the "Offering").

         The Company has filed an SB-2 Registration Statement (File No. 33-81829) with respect to the Stock and Warrants with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), which is more particularly described in the Underwriting Agreement hereinafter referred to. As used herein, the "Registration Statement" means such registration statement, as amended and supplemented from time to time in accordance with the Act, and the "Prospectus" means the prospectus constituting a part of the Registration Statement, as amended and supplemented from time to time in connection with the Offering. One or more amendments or supplements to the Registration Statement or the Prospectus have been or may be filed in which, with our consent hereby given, we have been, or will be, named as one of the Underwriters of the Offering, but no such amendment or supplement shall release us from or otherwise affect our obligations hereunder or under the Underwriting Agreement, as defined below.

         1. Underwriting Agreement. Attached hereto is a copy of a proposed agreement (the "Underwriting Agreement") with the Company providing for the purchase of the Stock, and Warrants from the Company by each Underwriter, severally and not jointly, in the respective amount of each as set forth opposite the name on Schedule A hereto, subject to increase as provided in the Underwriting Agreement upon certain defaults by other

Underwriters, and providing for the grant by the Company to the Underwriters, as provided in Section 1 of the Underwriting Agreement, of the right to purchase Stock and Warrants pursuant to the Over-Allotment Option. We authorize you to execute the Underwriting Agreement on our behalf in substantially the form attached hereto. It is understood that changes may be made in those who are to be Underwriters and in the respective number of Stock and Warrants to be purchased by them, but that the number of Stocks and Warrants to be purchased by us as set forth in the Underwriting Agreement will not be changed without our consent except as provided herein or in the Underwriting Agreement. The term "Underwriting Commitment," with respect to any Underwriter, shall refer to the number of Stocks and Warrants which such Underwriter is obligated to purchase pursuant to the provisions of the Underwriting Agreement.

         2. Authority of Representative. We authorize you, as Representative of the several Underwriters, (i) to act as our representative in all matters concerning the Underwriting Agreement, this Agreement, and the purchase, carrying, sale and distribution of the Stock and Warrants thereunder, (ii) to exercise all authority vested in the Underwriters or the Representative by the Underwriting Agreement, including the determination of whether and to what extent to purchase Stocks and Warrants pursuant to the Over-Allotment Option on behalf of the Underwriters, and (iii) to take such action as you may deem necessary or advisable in respect of all matters pertaining thereto, including the determination of the time of the initial public offering and the furnishing to the Company of the information to be included in the Prospectus with respect to the terms of the offering. We understand that you will advise us when the Stocks and Warrants are released for sale to the public. You will furnish to us as soon as possible copies of the Prospectus to be used in connection with the Offering. We authorize you on our behalf, in your discretion, to approve or object to any amendments or supplements to the Registration Statement or the Prospectus.

         We authorize you to reserve for sale and to sell for our account (a) to institutions and other retail purchasers and (b) to dealers selected by you ("Selected Dealers"), including Underwriters, such amounts of our Stocks and Warrants as you determine, and we authorize you to fix the concessions and reallowances in connection with any such sales to Selected Dealers. Such concessions and reallowances may be allowed only as consideration for services rendered in distribution to Selected Dealers who are actually engaged in the investment banking or securities business, and who are either (i) members in good standing of the National Association of Securities Dealers, Inc. ("NASD"), and who agree in writing to comply with NASD Conduct Rule 2740 or (ii) foreign dealers who are not eligible for membership in the NASD and (a) who agree that
(x) in making sales of Stocks and Warrants outside the United States they will comply with the NASD's Interpretation with Respect to Free-Riding and Withholding and (y) they will not offer or sell any Stocks and Warrants in the United States and (b) who agree in writing that in making sales of the Stocks and Warrants outside the United States they will comply with the provisions of NASD Conduct Rules 2730, 2740, and 2750 and with Conduct Rule 2420 as that Rule applies to a non-member broker or dealer in a foreign country. Except for sales for the accounts of Underwriters designated by a purchaser, aggregate sales of Stocks and Warrants to institutions and for the accounts of Underwriters designated by a purchaser, aggregate sales of Stocks and Warrants to institutions and other retail purchasers will be made for the accounts of the several Underwriters as nearly as practicable in proportion to their respective Underwriting Commitments. Sales of Stocks and Warrants to Selected Dealers will be made for the accounts of the several Underwriters in such proportions as you determine.

         Sales of the Stocks and Warrants between Underwriters may be made with your prior consent, or as you deem advisable for "blue sky" purposes.

         At or prior to the time when the Stocks and Warrants are released for sale, you will advise us of the amounts so sold or reserved for sale for our account. We will retain for direct sale any Stocks and Warrants purchased by us and not sold or reserved for sale for our account. With your consent, we may obtain a release from you for direct sale of Stocks and Warrants reserved for sale to Selected Dealers but not sold and paid for, in which event the amount reserved for our account for sale to Selected Dealers will be correspondingly reduced.

         After advice from you that the Stocks and Warrants are released for sale to the public, we will offer for sale to the public in conformity with the terms of offering set forth in the Prospectus such of our Stocks and Warrants as you advise us are not sold or reserved for sale for our account.

         We will advise you from time to time, at your request, of the number of Stocks and Warrants retained by us remaining unsold. You may at any time (a) reserve any of such Stocks and Warrants for sale by you for our account or (b) purchase any of such Stocks and Warrants which, in your opinion, are needed to enable you to make deliveries for the accounts of the several Underwriters pursuant to this Agreement. Such purchases will be made at the public offering price or, at your option, at such price less any part of the Selected Dealers' concession.

         In respect of any Stocks and Warrants sold directly by us and thereafter purchased by you at or below the initial public offering price prior to the termination of this Agreement

(or such longer period as may be necessary to cover any short position with respect to the offering), you may charge our account with an amount equal to the Selected Dealers' concession with respect thereto and credit such amount against the cost thereof, or you may require us to purchase such Stocks and Warrants at a price equal to the total cost thereof, including any commissions and transfer taxes on redelivery.

         3. Stabilization and Trading. We authorize you, at any time prior to Termination (as defined in Section 5 hereof), in your discretion (a) to make purchase and sales of Stocks and Warrants in the open market or otherwise, either for long or short accounts, and on such terms and at such prices as you may determine and (b) in arranging for sales of Stocks and Warrants pursuant to
Section 2 hereof, to over-allot, and to make purchases for the purpose of covering any over-allotment so made; provided, however, that in no time will the aggregate of our net commitments resulting from such purchases and sales and over-allotments, whether for long or short account, exceed 15% of our Underwriting Commitment. All such purchases, sales and over-allotments will be made for the respective accounts of several Underwriters as nearly as practicable in proportion to their respective Underwriting Commitments. We agree to take up at cost on demand any of the Stocks and Warrants so purchased for our account and to deliver on demand any of the Stocks and Warrants so sold or over-allotted for our account. Without limiting the generality of the foregoing, you may buy or take over for the accounts of the several Underwriters, all in the proportion and within the limits set forth above, at the price at which reserved, any Stocks and Warrants of any Underwriter reserved for sale by you, but not purchased and paid for.

         Except as permitted by you, we will not bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any Stocks and Warrants otherwise than by (a) the purchase and sale of Stocks and Warrants as provided in the Underwriting Agreement, this Agreement or the agreements with Selected Dealers, (b) the purchase from or sale to other Underwriters or Selected Dealers of Stocks and Warrants at the public offering price or at such price less any part of the Selected Dealers' concession and (c) as brokers pursuant to unsolicited orders. We confirm that we have at all times complied and agree that we will at all times comply with the provisions of Regulation M (17 CFR ss.242.100- 242.105) of the Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), applicable to this offering.

         We understand that, in the event that you effect stabilization pursuant to this Section, you will notify us promptly of the date and time at which the first stabilizing purchase is effected and the date and time when stabilizing is terminated. We agree (and such agreement will survive Termination) to comply with all requirements of the 1934 Act and the rules and regulations thereunder applicable to us with respect to notifications and keeping of records of stabilizing transactions.

         4. Delivery and Payment. At your request, we will furnish you with funds in an amount equal to the public offering price, less the Selected Dealers' concession, of either our Stocks and Warrants or our unreserved Stocks and Warrants, as you may direct, and we authorize you to make payment therewith pursuant to the provisions of the Underwriting Agreement. Such payment will be credited to our account. You may in your discretion make such payment on our behalf with your own funds, in which event we will reimburse you on request.

         You will promptly deliver to us any Stocks and Warrants purchased by us and not sold or reserved for sale by you. You may in your discretion deliver such Stocks and Warrants to us through the facilities of Florida Atlantic Stock Transfer, Inc. if transactions in the Stocks and Warrants may be settled through its facilities and if we are a member or, if we are not a member, through our ordinary correspondent who is a member, unless we promptly give you written instructions otherwise. All other Stocks and Warrants which you then hold for our account will be delivered to us upon Termination, or prior thereto in your discretion, and may at any time be delivered to us for carrying purposes only, subject to redelivery upon demand. If, upon Termination, the amount of Stocks and Warrants reserved by you which remains unsold does not exceed ten percent of the aggregate Underwriting Commitments of all of the Underwriters, you may, in your discretion, sell such Stocks and Warrants at such prices as you may determine.

         We authorize you, in connection with the purchase, distribution and resale of the Stocks and Warrants, to advance your own funds for our account (in which event we will reimburse you on request), charging current interest rates, or to arrange loans for our account and execute on our behalf any note in connection therewith, and to hold or pledge all or any part of our Stocks and Warrants as security therefor. Any lender is hereby authorized to accept your instructions with respect thereto.

         You will promptly remit to us or credit to our account (a) the proceeds of any loan made on our behalf and (b) upon payment to you for any unreserved Stocks and Warrants sold for our account, an amount equal to the sale price of such Stocks and Warrants received by you, less transfer taxes, if any, and expenses, and (c) upon payment to you for any reserved Stocks and Warrants sold for our account, the purchase price (if any) paid by us for such Stocks and Warrants, and you will debit or credit, as appropriate, our account with the difference between the sale price and the purchase price of reserved Stocks and Warrants sold for our account.

         5. Termination and Settlement. Termination of this Agreement ("Termination") will occur upon closing of the Offering.

         Upon Termination, all authorizations, rights and obligations hereunder will cease, except (a) the mutual obligation to settle account hereunder, (b) our obligation to pay any claims referred to in the last paragraph of this Section, (c) our obligation with respect to purchases which may be made by you from time to time thereafter to cover any short position with respect to the offering and (d) the obligations with respect to indemnity and contribution set forth in Section 6 hereof, all of which will continue until fully discharged, and except your authority with respect to matters to be determined by you, or by you and the Company pursuant to the terms of the Underwriting Agreement, which will survive Termination.

         The accounts arising pursuant to this Agreement will be settled and paid as soon as practicable after Termination. The determination by you of the amounts to be paid to or by us will be final and conclusive.

         We authorize you to charge our account with (a) any transfer taxes on sales made for our account, (b) our proportionate share (based upon our Underwriting Commitment) of all expenses (other than transfer taxes) incurred by you, as Representative of the several Underwriters, in connection with the negotiations for, purchase of and distribution of the Stocks and Warrants and
(c) the compensation to the Representative referred to in Section 6.

         Notwithstanding any settlement upon Termination, we will pay our proportionate share of an amount asserted against and discharged by the Underwriters, or any of them, based upon the claim that the Underwriters constitute an association, unincorporated business or other separate entity, or based upon or arising out of a claim that this Agreement or the Underwriting Agreement is invalid or illegal for any reason, including any expense incurred in defending against such claim, and will pay any transfer taxes which may be assessed thereafter on account of any sale or transfer of Stocks and Warrants for our account.

         6. Indemnity and Contribution. Each Underwriter, including yourselves, agrees to indemnify, hold harmless and reimburse each other Underwriter, each person who controls any other Underwriter within the meaning of Section 15 of the Act, and any successor of any other Underwriter, all if and to the extent that each Underwriter will be obligated in the Underwriting Agreement to indemnify, hold harmless and reimburse the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act.

         Each Underwriter (including yourselves) will pay upon request, as contribution, its proportionate share, based upon its Underwriting Commitment, of any losses, claims, damages or liabilities, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any related preliminary prospectus or any other selling or advertising material approved by you for use by the Underwriters in connection with the sale of the Stocks and Warrants, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading (other than an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by an Underwriter specifically for use therein); and will pay such proportionate share of any legal or other expenses reasonably incurred by you or with your consent in connection with investigating or defending any such loss, claim damage or liability, or any action in respect thereof. In determining the amount of any Underwriter's obligation under this paragraph, appropriate adjustment may be made by you to reflect any amounts received by any one or more Underwriters in respect of such claim from the Company, pursuant to the Underwriting Agreement or otherwise. There will be credited against any amount paid or payable by us pursuant to this paragraph any loss, damage, liability or expense which is incurred by us as a result of any such claim asserted against us, and if such loss, claim, damage, liability or expense is incurred by us subsequent to any payment by us pursuant to this paragraph, appropriate provision will be made to effect such credit, by refund or otherwise. If any such claim is asserted, you may take such action in connection therewith as you deem necessary or desirable, including retention of counsel for the Underwriters, and in your discretion separate counsel for any particular Underwriter or group of Underwriters, and the fees and disbursements of any counsel so retained by you, including fees and disbursements for a successful defense, will be included in the amounts payable pursuant to this paragraph. In determining amounts payable pursuant to this paragraph, any loss, claim, damage, liability or expense incurred by any person controlling any Underwriter within the meaning of Section 15 of the Act or
Section 20 of the 1934 Act which has been incurred by reason of such control relationship will be deemed to have been incurred by such Underwriter. Any Underwriter may elect to retain at its own expense its own counsel. You may settle or consent to the settlement of any such claim, on advice of counsel retained by you, with the approval of a majority in interest of the Underwriters. Whenever you receive notice of the assertion of any claim to which the provisions of this paragraph would be applicable, you will give prompt notice thereof to each Underwriter. You will also furnish each Underwriter with periodic reports, at such times as you deem appropriate, as to the status of such claim and the action taken by you in connection therewith. If any Underwriter or Underwriters default in their obligations to make any payments under this paragraph, each non-defaulting Underwriter will be obligated to pay its proportionate share of all defaulted payments, based upon such Underwriter's Underwriting Commitment as related to the Underwriting Commitments of all non-defaulting Underwriters.

         7. Position of Representative. In taking any action under this Agreement, you will act only as agent to the Underwriters and will be under no liability to us except for lack of good faith, for obligations expressly assumed by you in this Agreement and for any liability imposed by the Act.

         8. Miscellaneous. If the Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to the condition that the Registration Statement, as defined therein, shall have become effective not later than a specified time on a specified date following the date of the of the of Underwriting Agreement, you are hereby authorized, in your discretion, to extend such date to not later than the same specified time on the second full business day following such specified date, and, with the consent of Underwriters, including yourselves, who have agreed to purchase in the aggregate at least a majority of the Offering, to extend such date to any subsequent date and to execute on our behalf any supplementary agreement that may be necessary for such purpose.

         With respect to the Underwriting Agreement, you are authorized in your discretion (a) to postpone the Closing Date, or any other date specified therein and (b) to exercise any right of cancellation or termination.

         Default by any of the other Underwriters with respect to the Underwriting Agreement will release us from any of our obligations thereunder and hereunder only if the Underwriting Agreement is thereupon terminated in accordance with its terms. If one or more Underwriters default under the Underwriting Agreement, you may arrange for the purchase by others, including non-defaulting Underwriters, of Stock not taken up by the defaulting Underwriter or Underwriters.

         Nothing herein contained will constitute the Underwriters a partnership, association or separate entity, and the obligations of ourselves and of each of the other Underwriters are several and not joint. If for Federal income tax purposes the several Underwriters should be deemed to constitute a partnership, then each Underwriter elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended. You, as Representative of the several Underwriters, are authorized, in your discretion, to execute on behalf of the Underwriters such evidence of such election as may be required by the Internal Revenue Service.

         We authorize you to file with any governmental agency any reports required to be field by you in connection with the transactions contemplated by this Agreement or the Underwriting Agreement, and we will furnish any information in our possession needed for such reports. You do not assume any responsibility or obligation as to our right to sell the Stocks and Warrants in any jurisdiction, notwithstanding any information you may furnish in that connection.

         We will not advertise our name until after the first public advertisement made by you and then only at our own expense and risk. We authorize you to exercise complete discretion with regard to the first public advertisement.

         You will not be under any duty to account for any interest on our funds at any time in your hands.

         We hereby confirm that we are willing to accept the responsibilities under the Act of an Underwriter named in the Registration Statement. We agree that we will deliver all preliminary and final prospectuses required for compliance with the provisions of Rule 15c2-8 under the 1934 Act.

         Any notice from you to us will be deemed to have been duly given if mailed, telexed or sent by facsimile or other written communication to us at the address set forth in our Underwriters' Questionnaire addressed to the Company. Any notice to you will be deemed to have been duly given if mailed, telexed or sent by facsimile or other written communication to you at 495 Post Road East, Westport, CT 06880 with a copy sent to Sacher, Zelman, Stanton, Paul, Beiley & Van Sant, Professional Association, 1401 Brickell Avenue, Suite 700, Miami, Florida 33131, Attention: Walter J. Stanton III, Esq. or Nancy Van Sant, Esq. or at such other address as you shall specify.

         You represent that you are a member in good standing of the NASD and we represent that we are actually engaged in the investment banking or securities business and are a member in good standing of the NASD or a foreign dealer not eligible for membership in the NASD and we agree that, if the former, we will comply with the provisions of NASD Conduct Rule 2740, and, if the latter, that
(i) in making sales of the Stocks and Warrants outside the United States, we will comply with the provisions of NASD Conduct Rules 2730, 2740, and 2750 and Conduct Rule 2420 as that Rule applies to a non-member broker or dealer in a foreign country and with the requirements of the NASD's Interpretation with Respect to Free-Riding and Withholding, and (ii) we will not offer or sell any of the Stocks and Warrants in the United States except through you.

         The Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflict of law.

         The Agreement is being executed by us and delivered to you in duplicate. Please indicate your receipt of identical agreements from each of the other Underwriters by signing and returning to us one counterpart of this Agreement whereupon it will constitute a binding contract between us.

                                                     Very truly yours,






Confirmed as of the day and year first above written.

Nutmeg Securities, Ltd.

By:
   ------------------



Emerson Bennett & Associates, Inc,

By:
   -----------------------
     Brentley C. Martin
     President and CEO

As Representative of the Underwriters

                                   SCHEDULE A
                                   ----------


                             BIO-AQUA SYSTEMS, INC.

                      1,200,000 SHARES CLASS A VOTING STOCK

                                       AND

               1,200,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                          AGREEMENT AMONG UNDERWRITERS
                          ----------------------------

-------------------------------- --------------------------------------- -------------------------------------------
UNDERWRITER                      STOCK COMMITMENT                        WARRANT COMMITMENT
-------------------------------- --------------------------------------- -------------------------------------------
Emerson Bennett & Associates,    ________ shares                         _______Warrants
Inc.
-------------------------------- --------------------------------------- -------------------------------------------
Nutmeg Securities. Ltd.          ________ shares                         _______Warrants
-------------------------------- --------------------------------------- -------------------------------------------

                                    Page 11
